Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2007 and August 6, 2007, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contained an explanatory paragraph relating to substantial doubt about SAN Holdings, Inc.’s ability to continue as a going concern) of SAN Holdings, Inc. and subsidiaries contained in the Post-Effective Amendment No. 2 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-137207) and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Denver, Colorado
October 15, 2007